Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 27, 2011	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2011

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2011.

Gaming revenues of $54,935,000 were down 8.3% compared to the third quarter of 2010.  Lower slot win was offset to some extent by higher table game revenue for the quarter.  Hurricane Irene forced the closure of the Company’s facility for almost an entire weekend in August contributing to the decline.

Other operating revenues of $5,167,000 were down 10.4% compared to the third quarter of 2010.  The majority of that decline is related to the catering services provided to Dover Motorsports for their NASCAR weekend which was held in the fourth quarter of this year as compared to the third quarter of last year.  Occupancy levels in the Dover Downs Hotel were approximately 95% for the third quarter of both years.

General and administrative costs were $1,461,000 compared with $1,912,000 in the third quarter of last year.  The decline was related to cost savings from the freezing of the Company’s defined benefit pension plan and from legal and banking costs that were incurred in the third quarter last year.

Interest expense decreased $214,000 during the quarter as a result of lower average outstanding borrowings and lower interest rates.

Net earnings were $2,039,000, or $.06 per diluted share compared with $2,292,000 or $.07 per diluted share for the third quarter of 2010.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.03 per share. The dividend is payable on December 10, 2011 to shareholders of record at the close of business on November 10, 2011.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,600 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 35,000 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Gaming (1)	$54,935	$59,934	$162,396	$164,352
Other operating (2)	5,167	5,766	15,927	15,856
	60,102	65,700	178,323	180,208
Expenses:
Gaming	48,218	51,696	144,924	140,497
Other operating	3,676	4,490	11,725	12,289
General and administrative	1,461	1,912	4,854	5,345
Depreciation	2,823	3,103	8,868	8,949
	56,178	61,201	170,371	167,080

Operating earnings	3,924	4,499	7,952	13,128

Loss on extinguishment of debt	—	—	45	—
Interest expense	646	860	2,247	2,419

Earnings before income taxes	3,278	3,639	5,660	10,709

Income taxes	1,239	1,347	2,421	4,467

Net earnings	$2,039	$2,292	$3,239	$6,242

Net earnings per common share:
- Basic	$0.06	$0.07	$0.10	$0.19
- Diluted	$0.06	$0.07	$0.10	$0.19

Weighted average shares outstanding:
- Basic	31,646	31,558	31,645	31,554
- Diluted	31,646	31,558	31,645	31,554

(1)

Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash	$16,026	$18,819
Accounts receivable	1,984	3,098
Due from State of Delaware	10,252	9,829
Inventories	2,204	1,989
Prepaid expenses and other	4,512	2,551
Receivable from Dover Motorsports, Inc.	4	18
Prepaid income taxes	511	617
Deferred income taxes	1,321	1,349
Total current assets	36,814	38,270

Property and equipment, net	178,797	186,227
Other assets	904	789
Total assets	$216,515	$225,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,514	$3,742
Purses due horsemen	10,260	9,829
Accrued liabilities	8,310	12,286
Deferred revenue	265	307
Total current liabilities	23,349	26,164

Revolving line of credit	71,515	78,600
Liability for pension benefits	2,470	4,949
Other liabilities	271	598
Deferred income taxes	5,645	4,224
Total liabilities	103,250	114,535

Stockholders’ equity:
Common stock	1,580	1,564
Class A common stock	1,660	1,660
Additional paid-in capital	3,300	2,721
Retained earnings	106,942	106,432
Accumulated other comprehensive loss	(217)	(1,626)
Total stockholders’ equity	113,265	110,751
Total liabilities and stockholders’ equity	$216,515	$225,286

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010

Operating activities:
Net earnings	$3,239	$6,242
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	8,868	8,949
Amortization of credit facility origination fees	67	53
Stock-based compensation	745	901
Deferred income taxes	320	(385)
Loss on extinguishment of debt	45	—
Changes in assets and liabilities:
Accounts receivable	1,114	712
Due from State of Delaware	(423)	(698)
Inventories	(215)	(334)
Prepaid expenses and other	(1,865)	(881)
Receivable from Dover Motorsports, Inc.	14	(35)
Prepaid income taxes	146	(172)
Accounts payable	1,083	560
Purses due horsemen	431	1,565
Accrued liabilities	(3,976)	187
Deferred revenue	(42)	(46)
Other liabilities	(412)	(499)
Net cash provided by operating activities	9,139	16,119

Investing activities:
Capital expenditures	(1,438)	(4,556)
Proceeds from sale of available-for-sale securities	127	46
Purchase of available-for-sale securities	(202)	(48)
Net cash used in investing activities	(1,513)	(4,558)

Financing activities:
Borrowings from revolving line of credit	168,943	90,585
Repayments of revolving line of credit	(176,028)	(103,610)
Dividends paid	(2,916)	(2,903)
Repurchase of common stock	(150)	(117)
Credit facility fees	(268)	—
Net cash used in financing activities	(10,419)	(16,045)

Net decrease in cash	(2,793)	(4,484)
Cash, beginning of period	18,819	21,415
Cash, end of period	$16,026	$16,931